Exhibit 99.2

Jensyn Acquisition CORP. (the “Company”)

COMPENSATION COMMITTEE CHARTER

I.	PURPOSE

The primary purposes of the Compensation Committee (the “Committee”) of the Company are: (i) to assist the Board of Directors (the “Board”) in discharging its responsibilities in respect of compensation of the Company’s Executive Officers (as hereinafter defined); (ii) to produce such reports on compensation as are necessary for filing with the SEC and other government bodies; and (iii) to provide recommendations to the Board in connection with directors’ compensation.

II.	ORGANIZATION

The Committee shall consist of two or more directors, each of whom shall satisfy the independence requirements of the NASDAQ listing standards, including those requirements specifically relating to the independence of compensation committee members, and any other regulatory requirements.

Committee members shall be elected by the Board annually at the first meeting of the Board following the annual general stockholders’ meeting; members shall serve until their successors are duly elected and qualified. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

The Committee may form and delegate authority under this Charter to subcommittees when appropriate.

III.	STRUCTURE AND MEETINGS

The Committee shall meet at least annually, or more frequently as circumstances dictate. All meetings of the Committee may be held in person, telephonically, by videoconference or through similar means of remote communication. The chairperson of the Committee will preside at each meeting of the Committee and, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting.

Each member of the Committee shall have one vote. One-third of the Committee members, but not less than two, shall constitute a quorum. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members at any meeting at which a quorum is present, or by the unanimous written consent of all of the Committee members.

IV.	GOALS AND RESPONSIBILITIES

The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

(a)	develop guidelines for and determine the compensation and performance of the executive officers of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended), including, but not limited to, the President and Chief Executive Officer (“CEO”) and the Chief Financial Officer and Secretary (collectively, the “Executive Officers”), in the case of the CEO’s compensation without the CEO being present;

(b)	recommend to the Board incentive and equity based plans, administer such plans and oversee compliance with the requirement under the NASDAQ listing standards that stockholders of the Company approve equity incentive plans (with limited exceptions);

(c)	review recommendations from the CEO with respect to compensation for the Executive Officers, including benefits and perquisites, incentive-compensation plans and equity-based plans for recommendation to the Board;

(d)	review and discuss with management the proxy disclosures regarding executive compensation required to be included in the Company’s proxy statement and periodic reports with the Securities and Exchange Commission (“SEC”), each in accordance with applicable rules and regulations of the SEC and other authority;

(e)	evaluate the results of the stockholder advisory vote on executive compensation;

(f)	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board, with equity ownership in the Company encouraged; and

(g)	annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

V.	COMMITTEE RESOURCES

The Committee shall have the authority, in its sole discretion, to obtain advice and seek assistance from internal and external compensation, legal, accounting and other advisors (“Committee Advisors”). The Committee shall be directly responsible for the appointment and oversight of the work of any Committee Advisor. The Committee shall determine the extent of funding necessary for the payment of compensation to any advisor retained to advise the Committee, such funding to be provided by the Company.

Prior to selecting any Committee Advisor, the Committee shall consider the following factors related to the independence of the prospective Committee Advisor: (i) the provision of other services to the Company by the person that employs the prospective Committee Advisor; (ii) the amount of fees received from the Company by the person that employs the prospective Committee Advisor, as a percentage of the total revenue of the person that employs the prospective Committee Advisor; (iii) the policies and procedures of the person that employs the prospective Committee Advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the prospective Committee Advisor with a member of the Committee; (v) any stock of the Company owned by the prospective Committee Advisor; (vi) any business or personal relationship of the prospective Committee Advisor or the person that employs the prospective Committee Advisor with an Executive Officer. The Committee shall determine annually if any conflicts of interest exist on the part of any Committee Advisor and, if so, ensure disclosure of such conflicts, including the nature of the conflict and how it was addressed, in the Company’s proxy statement filed with the SEC.

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